SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 2, 2004

MDSI Mobile Data Solutions Inc. (Translation of registrant’s name into English)

Canada (Jurisdiction of Incorporation)	000-28968 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

10271 Shellbridge Way Richmond, British Columbia Canada V6X 2W8 (Address and zip code of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (604) 207-6000

Not Applicable
(Former name or address, if changed since last report)

ITEM 9.   Regulation FD Disclosure

MDSI Settles Legal Dispute

RICHMOND, British Columbia — (BUSINESS WIRE) — Feb. 2, 2004 — MDSI Mobile Data Solutions Inc. (NASDAQ:MDSI) (TSX:MMD), the leading provider of mobile workforce management solutions, and Citizens Telecom Services Co., L.L.C. have resolved all remaining legal disputes between them. Under the settlement agreement each company has fully released and discharged the other from all outstanding legal claims without further financial compensation. The companies have also agreed to bear all of their own attorneys’ fees and other costs incurred during and leading up to the legal proceedings between them.

Erik Dysthe, MDSI’s President, CEO and Chairman, explained the primary reasons for the decision. “This was not an easy decision. All of us at MDSI had confidence in the strength of our claim. However, the Special Committee of MDSI’s Board and management ultimately agreed that this course of action would remove what was increasingly proving to be an impediment to furthering certain strategic alternatives. Moreover, management’s time has been diverted by this matter for too long, and by agreeing to this settlement this time can be refocused on building our business.”

As a result of the mutual release, in the fourth quarter of 2003 MDSI will write-off its outstanding long-term receivable balance with Citizens, recorded in its accounts at approximately $2.75 million, or $0.34 per share, on a net basis.

About MDSI

MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or developments to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	MDSI Mobile Data Solutions Inc. Investor Relations: Rick Wadsworth, 519-729-7998 ir@mdsi.ca or Media Relations: Robin Jones, 604-207-6111 rjones@mdsi.cawww.mdsi-advantex.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

MDSI Mobile Data Solutions Inc.

Date: February 2, 2004	/s/ Verne Pecho Verne Pecho, Vice President - Finance and Administration and Chief Financial Officer